Exhibit 99.1

Protalix BioTherapeutics Announces Pricing of Public Offering of Common Stock

Carmiel, Israel – October 24, 2007 – Protalix BioTherapeutics, Inc. (AMEX: PLX), announced today the pricing of an underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $5.00 per share. The Company has granted a 30-day option to the underwriters to purchase up to 1,500,000 additional shares of common stock to cover over-allotments, if any.

UBS Investment Bank is acting as sole book-running manager for this offering. CIBC World Markets Corp. is acting as co-manager for this offering.

Copies of the prospectus supplement and accompanying prospectus may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, Toll Free: (888) 827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellExTM presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix has initiated enrollment and treatment of patients in its pivotal phase III clinical trial in the United States of its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:
investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics
Lee Roth / David Burke
212-896-1209 / 1258
lroth@kcsa.com / dburke@kcsa.com